Exhibit 10.11

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of August 1st, 2013, by and between GOOSE ISLAND LLC, an Oklahoma limited liability company (“Lessor”), and ENOVATION CONTROLS, LLC (“Lessee”).

1. The Property. Subject to the terms and conditions hereof, Lessor hereby leases to Lessee, the real property commonly known as 32560 S. Wood Drive Afton, OK 74331 and having the following legal description:

Parts of Lots 11, 12, 13, 14, 15, and 17 in Play Haven Subdivision

Delaware County, Oklahoma

together with all other improvements and fixtures thereon and appurtenances thereto (the “Property”).

2. Term. The term of this Lease shall commence on August 1st, 2013, and shall continue until December 31st, 2016 unless earlier terminated as provided in this Lease (the “Term”).

3. Termination. This Lease may be terminated by Lessor at any time upon 30 days prior written notice to Lessee.

4. Rent. The monthly rent shall be $ 3950.00 (the “Rent”), payable to Lessor at the address specified by Lessor, which shall be due and payable in advance and without demand on the first day of each month during the term hereof.

5. Condition of Property. Lessee stipulates, represents, and warrants that Lessee has examined the Property, and that it is at the time of this Lease in good order, repair, and in a safe, clean, and tenantable condition.

6. Utility Charges. Lessor will pay all costs and expenses for water, sewage, gas, electric, and other utility services to the Property.

7. Taxes and Insurance. Lessor shall pay or cause to be paid all property taxes assessed against the Property. Lessee shall be responsible for insuring all personal property or fixtures of Lessee located on the Property.

8. Use of Property. Lessee may use the Property for any lawful purpose, and will conform to and obey all present and future laws and ordinances and all rules, regulations, requirements, and orders of all governmental agencies or authorities respect the use and occupation of the Property.

9. Indemnification of Lessor. Lessee will indemnify and hold Lessor harmless of and from any loss or damage to any personal property belonging to Lessee or any of Lessee’s guests or occupants, or for any injuries to Lessee or any of Lessee’s guests or occupants, except for any such loss arising from the gross negligence of Lessor.

10. Maintenance and Repairs. Lessee will, at its sole expense, keep and maintain the Property and appurtenances in good and sanitary condition and repair during the term of this Lease, and otherwise maintain the Property in accordance with the policies and procedures provided to Lessee by Lessor in writing from time to time. Notwithstanding the foregoing, Lessor shall be responsible any repairs or replacements to the roof, foundation, or structural integrity of the Property or improvements to the Property or any repairs or replacements that are occasioned by or attributable to defective materials or workmanship in the construction of the Property or improvements, except to the extent caused by the negligence of Lessee.

11. Alterations. Lessee shall make no alterations to the buildings or improvements on the Property or construct any building or make any other improvements on the Property without the prior written consent of Lessor. Any and all alterations, changes, and/or improvements built, constructed or placed on the Property by Lessee shall, unless otherwise provided by written agreement between Lessor and Lessee, be and become the property of Lessor and remain on the Property at the expiration or earlier termination of this Lease.

12. Damage to or Destruction to Property. Lessor shall maintain property and casualty insurance on the Property. If the Property is partially or entirely damaged or destroyed by fire or by the elements or other causes so as to render the Property unfit for occupancy, this Lease may be terminated, at the option of either Lessor or Lessee, in which event Lessor shall return to Lessee all prepaid and unearned Rent, prorated as of the date of such destruction. Lessor shall not be required to expend funds in excess of insurance proceeds actually received in repairing or restoring the Property.

13. Eminent Domain. If all the Property is taken by a public authority for public use or conveyed in lieu of such a taking, or if a portion of the Property is so taken or conveyed as to materially interfere with Lessee’s continued use of the Property, then this Lease shall terminate from the time when possession is required for such public use, and the rent will be apportioned to that time. Lessee may not claim and is not entitled to any part of an award of damages or compensation for such a taking or conveyance.

14. Inspection. Lessor shall have the right upon reasonable notice (but not less than one day) and at reasonable hours to enter the Property for inspection and to make such repairs and alterations as may be deemed necessary or desirable by Lessor for the safety and maintenance of the Property.

15. Holdover by Tenant. If Lessee remains in possession of the Property with the consent of Lessor after the expiration of this Lease, a new tenancy from month to month shall be created between Lessor and Lessee which shall be subject to all the terms and conditions hereof, but which shall be terminable on 30 days written notice served by either Lessor or Lessee and Rent during such holdover period shall be equal to the amount of Rent that would otherwise be payable pursuant to the terms of this Lease. Upon Lessee’s notice, Lessee shall pay Lessor all unpaid Rent through the last day of the month in which the 30th day of Lessee’s notice occurs.

16. Surrender of Property. At the expiration of the term, Lessee shall quit and surrender the Property in as good a condition as it was at the commencement of this Lease, reasonable use and wear excepted.

17. Subordination of Lease. This Lease and Lessee’s interest hereunder are and shall be subordinate, junior, and inferior to any and all mortgages, liens, or encumbrances now or hereafter placed on the Property by Lessor, all advances made under any such mortgages, liens, or encumbrances (including, but not limited to, future advances), the interest payable on such mortgages, liens, or encumbrances and any and all renewals, extensions, or modifications of such mortgages, liens, or encumbrances.

18. Assignment and Subletting. Lessee shall not assign this Lease or sublease the Property.

19. Notices. Each notice, demand, request, and other communication required or permitted hereunder shall be in writing and shall be deemed to be delivered if delivered in person, if mailed by United States certified mail, return receipt requested, postage prepaid, or private contract carrier against signed delivery receipt, on the date evidenced by the signed receipt, or the date upon which the U.S. Postal Service or carrier certifies that delivery has been refused by the addressee or is otherwise deemed impossible, addressed to the party to be notified at the address stated below:

If to Lessee:	Enovation Controls, LLC 5311 S. 122nd E. Ave Tulsa, Oklahoma 74146

If to Lessor:	Goose Island LLC 2602 East 28th St. Tulsa, Oklahoma 74114

20. Default. An event of default will be deemed to have occurred if (i) Lessee fails to pay Rent within five days of the first of the month, (ii) Lessee neglects or fails to perform or observe any other covenant to be performed by Lessee hereunder within 14 days of written demand by Lessor, (iii) Lessee abandons the Property, (iv) Lessee is the subject of any voluntary or involuntary bankruptcy, insolvency, or similar proceeding, or (v) Lessee makes an assignment for the benefit of creditors (each an “Event of Default”). On the occurrence of any Event of Default, Lessor may take the following actions without any notice or demand and in addition to any other remedy permitted by law or by this Lease:

20.1 Termination. Terminate this Lease, in which event Lessee must immediately surrender the Property to Lessor. If Lessee fails to do so, Lessor may, without prejudice to any other remedy Lessor might have, enter and take possession of the Property and remove Lessee and Lessee’s property therefrom without being subject to any claim for damages therefor. To the extent allowed by applicable laws, Lessee shall pay Lessor all costs incurred by Lessor in any such action, including the costs of taking possession of and repairing any damage to the Property, and all other damages caused by Lessee’s default.

20.2 Reletting. If Lessor does not elect to terminate this Lease, Lessor may, at its option, reenter the Property and remove any personal property of Lessee, forcibly, if necessary, without being guilty of trespass, and relet the Property for the benefit of Lessee. To the extent allowed by applicable laws, Lessee shall pay Lessor all costs incurred by Lessor in such action including, without limitation, the costs of taking possession of and repairing the Property, the cost of preparing the Property for reletting, and all other damages caused by Lessee’s default. Lessee shall remain obligated to Lessor for the difference between any rent received by Lessor as a result of such reletting and the rent for which Lessee is obligated under the Lease. In the event that reletting results in payment of rent to Lessor in excess of the Rent for which Lessee is obligated, Lessor will retain such excess.

20.3 Option to Perform. Lessor may perform or cause to be performed the unperformed obligations of Lessee under this Lease and may enter the Property for this purpose without being subject to any claim for damages therefor. Lessee agrees to reimburse Lessor on demand for any expense that Lessor might incur in effecting compliance with this Lease on behalf of Lessee.

21. Late Charge. In the event that any payment required to be paid by Lessee hereunder is not made within three days of when due, Lessee shall pay to Lessor, in addition to such payment or other charges due hereunder, a “late fee” in the amount of $100.

22. Time of the Essence. Time is of the essence of this Lease.

23. Remedies Cumulative. The various rights, powers, elections, and remedies of the parties to this Lease are cumulative; no one of them is exclusive of the others or exclusive of any right or power allowed by law, and no right shall be exhausted by being exercised on one or more occasions.

24. Binding Effect. Each of the covenants herein contained shall extend to and be binding upon the respective successors, survivors, heirs, administrators, and assigns of the parties hereto.

25. Entire Agreement. This Lease constitutes the entire agreement between the parties and may not be modified or amended except by a written instrument executed by both parties.

26. Governing Law. This Lease shall be governed by and construed in accordance with Oklahoma law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Lease to be delivered and effective as of the day and year first above written.

LESSEE:	ENOVATION CONTROLS, LLC

	By:	/s/ Patrick C. Cavanagh
Patrick C. Cavanagh, President/CEO

LESSOR:	GOOSE ISLAND LLC

	By:	/s/ Frank W. Murphy III
Frank W. Murphy III

[Signature Page to Lease Agreement]